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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

O.A.K. Financial Corporation

(Name of Registrant as Specified In Its Charter)

Willard J. Van Singel and John A. Van Singel

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Why We Are Filing This Proxy Statement

We are filing this Proxy Statement pursuant to the requirements of Rule 14a-12 promulgated by the Securities and Exchange Commission. We are not seeking any form of proxy, consent or authorization from shareholders of the registrant. We intend to send the following letter to some or all shareholders of the registrant:

Fellow Shareholder:

We sent certain shareholders a letter in December 2004 to share our views about O.A.K. Financial Corporation and Byron Center State Bank (now Byron Bank).

In our letter, we highlighted the Bank’s poor core performance and its top-heavy, costly administrative structure. We showed that the Bank’s performance has not improved in recent years. And we shared our conclusion that the Bank is not being managed in the best interests of its shareholders — its investors.

We supported our position with facts. We pulled back the curtain and showed you the financial condition of the Bank. The numbers we shared don’t lie. They reveal the Bank’s anemic operating performance, its sagging dividend rate, and its sky-high administrative expense. They also reveal that management’s comprehensive strategy is not working as we should expect. Patience, confidence and trust are earned, not requested, and in our view they are not being earned.

* * * * *

Although we did not send our letter to the Bank — (we wanted to seek the views of fellow shareholders before approaching management) — the Bank learned about our letter and decided to respond, quite publicly.

Unfortunately, the Bank’s response ignored the numbers — and the facts — and offered nothing other than a personal attack against the Van Singels. We were called out as seeking “preferential treatment” and as having views that are “absolutely preposterous,” but there was no explanation of what preference we were seeking, and no response to our legitimate concerns.

One statement in the Bank’s response rings true: That the Bank is “well positioned for growth and prosperity.” We believe that is true because of its strong franchise, which was built through many years of dedicated efforts and goodwill. We disagree, though, that management’s actions “have produced solid, positive results.” They have not, and continuing on this path will erode the value of the franchise, which is the core of our investment.

* * * * *

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Without addressing our concerns, management’s response asked all of us to carefully evaluate the 2004 performance information when it is published. We did, and here is what we found:

➢	We previously pointed out that net interest income is the principal source of operating income for the Bank (a statement that management has made, too). We showed that net interest income has been very weak, having declined $2,200,000 from 2002 to 2003. That is a big decline; almost 12%. When we looked at the 2004 numbers, we saw that it dropped again by $640,000 — a total decline of 15% in two years. This is not the kind of performance that earns our trust and confidence.

➢	We previously pointed out that dividends are down from historic levels. Although management recently announced an increase in dividends, they remain lower than historic levels because performance is weak.

➢	We previously pointed out that improvements in net income are due in large part to reductions of the loan loss reserve. When the loan loss reserve is reduced, it takes money from the “cushion” against loan losses and moves it to income. It’s an accounting shift that masks the true, anemic operating performance of the Bank (see above). In 2004, that shift accounted for a very large portion ($1,100,000) of the Bank’s income. This is important because we cannot rely on loan loss reductions forever. In fact, management’s January letter to shareholders suggests that the quality of the loan portfolio is now “very high”, which means the current loan loss reserves are about as low as they should be. If we see loan loss reversals in the near term, it means that the loan portfolio is not as solid as management believes, or that the Bank has too much in reserve right now (which would lead you to wonder why more wasn’t reversed this year and paid out as higher dividends). In any case, we cannot expect to “boost” net income this way in the future, and must rely on operating performance to carry the day. Unfortunately, operating performance is weak.

➢	We previously pointed out that the Bank’s “return on equity” is significantly depressed from levels they were at as recently as 2000 and 2001. Return on equity is basically the return on your investment. When we looked at the 2004 numbers, we found that return on equity is still significantly depressed. And not only is it significantly lower than what it was four years ago, but its significantly lower than what banks in our peer group are earning for their investors. In fact, among the nine Michigan banks that we looked at, our Bank is dead last.

➢	We previously pointed out that the Bank’s efficiency ratio steadily climbed in the past several years from a respectable 59% in 2000 to a startling 71.7% in 2003. As we explained, the efficiency ratio measures how high operating expenses are compared to core net income. The higher the ratio, the more inefficient the operations. When we looked at the 2004 numbers, we found that the efficiency ratio popped even higher, to an unacceptable 76.5%. That means that almost 77 cents of every dollar earned went to overhead in 2004. The comprehensive strategic plan is not working for the shareholders.

➢	We compared the Bank’s 2004 performance with that of its peers in Michigan and found that the Bank ranks near the bottom of its class in each of the above categories, and others. This is a significant change from the days, not so long ago, when the Bank ranked near the top of its class in all of these categories. As investors in this bank, we are alarmed by this shift and management’s inability to turn the tide. We are equally alarmed that management does not acknowledge the problem.

The financials reveal the true condition of the Bank. They reveal the problems that we highlight above, and a number of other issues that concern us. The fact is, the Bank’s financial performance in the past several years has been unacceptable, and the 2004 numbers show no meaningful improvement in the core competencies.

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So what does this mean for our investment? We believe the Bank has a strong franchise, and an attractive asset base. But we believe its value is at risk by staying the present course. Accordingly, we believe management must make a significant shift in how it manages our investment, perhaps exploring opportunities to maximize shareholder value by selling the Bank.

Unfortunately, management has chosen to deride us, rather than listen to us. It has attempted to single us out as lone voices, out-of-touch with reality and with our fellow shareholders. It has directed its efforts in this manner, rather than toward a constructive dialogue on how to maximize shareholder value. Naturally, we would like to defend ourselves against the personal attacks on our reputations, but we choose a more constructive approach.

Our views are based on facts, and our interest is entirely consistent with yours: To protect the value of our common investment. And it is worth pointing out that management does not share in that investment, with the entire board holding only 1.45% of the company’s stock.

We do not wish to influence the pending election of directors, but may voice our concerns at the upcoming Annual Meeting on April 21, 2005. We believe that management will continue to ignore the facts and our concerns unless we, as shareholders, join together and speak with one voice in demanding change.

We would like to meet with interested shareholders to discuss these issues and how to effectuate a change in the present course of the Bank. We will contact certain shareholders soon to further explore our options, and invite you to contact us as well.

Please note that you should read the proxy statement filed by us with the Securities and Exchange Commission when it is available because it contains important information. You can obtain the proxy statement for free by visiting the Commission’s website at www.sec.gov, and search for recent filings of OAK Financial Corporation, using its CIK number: 0001038459.

Very Truly Yours,

Willard J. Van Singel

John A. Van Singel

Date, Time and Place Information

According to the Notice of Annual Meeting included in the Proxy Statement of O.A.K. Finanical Corporation (the “Corporation”), filed with the Securities and Exchange Commission on or about March 21, 2005, the board of directors of the Corporation has fixed April 21, 2005, at 6:30 p.m., as the date and time of the Corporation’s 2005 annual meeting. The Notice of Annual Meeting states that the annual meeting will be held at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan.

Based on the above information, the deadline for submitting shareholder proposals for inclusion in the Corporation’s proxy statement and form of proxy for the Corporation’s 2006 annual meeting is November 20, 2005.

Article XI of the Corporation’s articles of incorporation establishes a notice procedure under which a notice of a shareholder proposal not included in the Corporation’s proxy statement and form of proxy must be received by the Corporation not less than 60 days prior to the first anniversary of the preceding year’s annual meeting (or, if the date of the annual meeting is changed by more than 20 days from the anniversary date of the preceding year’s annual meeting, within ten days after the date the Corporation mails or otherwise gives notice of the date of such meeting), regardless of any postponements, deferrals or adjournments of that meeting to a later date. Assuming that this year’s annual meeting is in fact held on April 21, 2005, as presently scheduled and that the exception described in the parenthetical clause within the preceding sentence does not apply, it follows that no shareholder may present a proposal for consideration at the 2006 annual meeting unless notice is given not later than February 20, 2006, to the Corporation in compliance with article XI of the Corporation’s articles of incorporation stating the shareholder’s intention to do so.

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Willard J. Van Singel and John A. Van Singel (the “Van Singel Group”) are not seeking proxies, consents or acknowledgments, and therefore will not be delivering a definitive proxy statement to the Corporation’s shareholders in connection with the 2005 Annual Meeting.

Persons Making the Solicitation

This filing is made by the Van Singel Group, which is comprised of Willard J. Van Singel and John A. Van Singel. The Van Singel Group intends to communicate with certain shareholders of the Corporation to express its views on the current financial condition and performance of the Corporation. The Van Singel Group is not seeking a proxy for any purpose, and does not intend to cause the withholding or revocation of proxies solicited by the Corporation or others. The Van Singel Group is filing this Proxy Statement solely for the purpose of complying with Commission Rule 14a-12, which would apply in the event of an erroneous determination that the communications of the Van Singel Group were calculated to result in the procurement, withholding or revocation of a proxy. The cost of this filing, and the communication with shareholders by the Van Singel Group, will be borne by the Van Singel Group.

Voting Securities and Principal Holders Thereof

The Corporation’s proxy statement, filed on or about March 21, 2005, reports that the Corporation had 2,034,691 shares of its common stock outstanding as of March 10, 2005. The Corporation’s proxy statement also states that shareholders are entitled to one vote for each full share of common stock registered in their names at the close of business on the record date for the 2005 annual meeting, which is March 10, 2005.

Based on the knowledge of the members of the Van Singel Group, and upon the information provided in the Corporation’s proxy statement referenced above, the following persons (or “group” of persons as defined in Regulation 13D) are the only beneficial owners of more than 5% of the outstanding common stock of the Corporation:

Name and Address of	Amount and Nature of		Approximate
Beneficial Owner	Beneficial Ownership		Percent of Class
Charles Andringa	106,998		5.26%
2807 Bridgeside Drive
Caledonia, Michigan 49316

Willard J. Van Singel	255,659	(1)	12.57%
8977 Lindsey Lane, S.W.
Byron Center, Michigan 49315

John A. Van Singel	14,573	(2)	00.72%
2201 Pleasant Pond
Byron Center, Michigan 49315

(1)	Willard J. Van Singel’s beneficial ownership consists of (a) 198, 051 shares held in Willard J. Van Singel Trust, (b) 3,600 shares owned jointly with his daughter, Mary Niewiek, and (c) 54,008 shares owned by Van Singel Holdings, LLC, of which he is a member. This does not include the 14,573 shares owned by his son John A. Van Singel, which may be beneficially attributed to Willard per the possible “group” status of Willard and John under Rule 13d-5, but as to which Willard does not claim beneficial ownership.

(2)	John A. Van Singel’s beneficial ownership consists of (a) 6,850 shares jointly with his wife, Linda, (b) 6,363 shares owned individually, (b) 1,360 shares owned as custodian of an UGMA for the benefit of his son, Daniel. This does not include the 255,659 shares owned by his father, Willard J. Van Singel, which may be beneficially attributed to John per the possible “group” status of Willard and John under Rule 13d-5, but as to which John does not claim beneficial ownership. This does not include 10,910 shares owned by John A. Van Singel’s wife, Linda, as to which John does not claim beneficial ownership.

Date of Proxy Statement

The date of this proxy statement is April 15, 2005.

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